     For Immediate Release
     August 5, 2014

Aleris Reports Second Quarter 2014 Results
CLEVELAND, Ohio – August 5, 2014 – Aleris Corporation today reported results for the three and six months ended June 30, 2014.

Second Quarter Summary

▪	Adjusted EBITDA of $65 million; Net loss of $17 million

▪	Sequential Adjusted EBITDA improvement but disappointing year-over-year performance
▪Significantly higher automotive volumes
▪Global aerospace volumes and price negatively impacted by customer destocking
▪Operational issues limited shipments and increased costs in rolled products

▪	North American rolled products margins down due to product mix and competitive imports

▪	Nichols acquisition integration efforts progressing; raising synergy capture target

▪	Improvement in Specification Alloy metal spreads and overall Recycling business profitability

▪	Liquidity of $431 million as of June 30, 2014

Third Quarter Outlook

▪	Sequential and year-over-year performance improvement expected

▪	Automotive light weighting impact on aluminum demand expected to significantly exceed prior year

▪	Aerospace volumes and price will continue to be negatively impacted by customer destocking

▪	Building and construction and distribution volumes expected to exceed prior year

▪	Improved Specification Alloy metal spreads and mill grade scrap spreads

▪	Nichols synergies expected to exceed original target

“Stronger overall volumes are confirming our expectation that demand would strengthen in 2014, particularly in our automotive business, which has grown significantly. We are extremely pleased with the positive momentum in our Recycling & Specification Alloys businesses. However, we are disappointed that operational issues and compressed margins in rolled products have prevented us from fully capitalizing on the improved demand and we are taking steps to address these issues,” Steve Demetriou, Aleris Chairman and CEO said. “We expect to see improved performance in the second half of the year, as global automotive demand continues to grow and our Rolled Products business in North America strengthens, partially due to the integration of the former Nichols assets.”

	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons invoiced	524	501	1,004	996
Revenue	$1,226	$1,128	$2,280	$2,238
Commercial margin	$470	$444	$891	$865
Segment income	$84	$93	$165	$171
Net loss attributable to Aleris Corporation	$(17)	$(12)	$(35)	$(1)
Adjusted EBITDA	$65	$78	$124	$142

Second Quarter 2014 Results
Adjusted EBITDA totaled $65 million for the second quarter of 2014 compared to $78 million for the second quarter of 2013. Second quarter results were impacted by the following:

▪	a weaker mix of rolled products sales more than offset the impact of higher overall volume and reduced Adjusted EBITDA by approximately $7 million;

▪	pricing pressures due to competitive imports and overcapacity in plate production reduced rolling margins and decreased Adjusted EBITDA by approximately $7 million;

▪	improved metal spreads in specification alloys were partly offset by tighter spreads in Rolled Products North America, driving an increase in Adjusted EBITDA of approximately $3 million; and

▪	higher costs due to inflation and operational issues, partially offset by productivity related savings, decreased Adjusted EBITDA by approximately $2 million.
Net loss attributable to Aleris Corporation for the second quarter of 2014 was $17 million compared to a net loss of $12 million for the second quarter of 2013. In addition to the impact of lower Adjusted EBITDA, the $5 million increase in net loss resulted from the following:

▪	a $2 million increase in interest expense due to increased borrowings under the ABL facility as a result of the Nichols acquisition;

▪	a $3 million increase in depreciation expense related to the completion of our recent major capital investments;

▪	a $6 million increase in the provision for income taxes;

▪	a $6 million increase in business development expenses, increased stock compensation and other expenses; and

▪	a $3 million increase in costs of sales associated with adjusting acquired Nichols inventory to fair value.
Partially offsetting these unfavorable items were:

▪	an $11 million decrease in unrealized losses on derivative financial instruments as a result of LME price movements and derivative settlements;

▪	a $7 million decrease in restructuring charges;

▪	a $5 million decrease in start-up expenses as shipment and production levels increase at the Zhenjiang rolling mill; and

▪
a $5 million favorable variation in metal price lag (metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales).

In the second quarter of 2014, cash flows used by operating activities totaled $35 million and we incurred capital expenditures of $31 million.
Aleris had $431 million of liquidity as of June 30, 2014, which consisted of approximately $379 million of availability under the ABL Facility plus approximately $52 million of cash on hand.
Rolled Products North America (“RPNA”)
RPNA’s segment income decreased to $22 million in the second quarter of 2014 from $33 million in the second quarter of 2013. Segment Adjusted EBITDA decreased to $23 million in the second quarter of 2014 from $31 million in the second quarter of 2013. Performance drivers included:

▪
a weaker mix of products sold into the distribution and building and construction industries, partially resulting from operational issues, more than offset a 32 percent overall volume increase mainly due to the Nichols acquisition. The combination of volume and mix reduced segment Adjusted EBITDA by $4 million;

▪	pricing pressures caused by the high Midwest Premium and competitive imports reduced rolling margins, which resulted in a $2 million decrease to segment Adjusted EBITDA; and

▪	higher costs associated with inflation in energy and employee costs were partially offset by productivity related savings.
The decrease in segment income was driven by the factors that impacted segment Adjusted EBITDA, as well as the impact of recording the acquired inventory of Nichols at fair value, which increased cost of sales by $3 million, and a $1 million favorable variance in metal price lag.
Rolled Products Europe (“RPEU”)
RPEU’s segment income was $34 million in the second quarter of 2014 compared to $39 million in the second quarter of 2013. Segment Adjusted EBITDA decreased to $26 million in the second quarter of 2014 from $35 million in the second quarter of 2013. Performance drivers included:

▪
an overall volume decline of 4 percent and a weaker mix decreased segment Adjusted EBITDA by $5 million. Demand for auto body sheet continued to significantly outpace the prior year, increasing 29 percent over the second quarter of 2013. Aerospace shipments declined 14 percent as aircraft manufacturers continue to work down excess inventory levels. Regional plate and sheet volume also declined 14 percent as operational issues limited shipments;

▪	pricing pressures resulting from overcapacity lowered rolling margins and decreased segment Adjusted EBITDA by $4 million; and

▪	higher costs associated with the operational issues and inflation in cash conversion costs, partially offset by productivity related savings, decreased Adjusted EBITDA by approximately $2 million.
The decrease in segment income was driven by the factors that drove the decrease in segment Adjusted EBITDA, partially offset by a $4 million favorable variance in metal price lag.
Rolled Products Asia Pacific (“RPAP”)

RPAP continued to ramp-up production and shipped approximately 2,800 tons of plate, generating revenue of $11 million during the second quarter of 2014. Losses in excess of revenue are considered start-up expenses, and as a result, are not included in RPAP’s segment Adjusted EBITDA or segment income.
Extrusions
Extrusions’ segment income of $4 million in the second quarter of 2014 was down from $5 million in the second quarter of 2013 and segment Adjusted EBITDA decreased to $2 million in the second quarter of 2014 from $4 million in the second quarter of 2013. Pricing pressures and inflation were only partly offset by productivity savings resulting in a $2 million decrease in Adjusted EBITDA.
Recycling and Specification Alloys North America (“RSAA”)
RSAA’s segment income and segment Adjusted EBITDA increased to $17 million in the second quarter of 2014 from $13 million in the second quarter of 2013. Performance drivers included:

▪	continued improvement in metal spreads increased segment Adjusted EBITDA by $4 million;

▪
a better mix of buy and sell volume more than offset a 6 percent decrease in volume. The combination of volume and mix increased segment Adjusted EBITDA by $1 million. The decrease in volume was a result of the idling of production at our toll-based Saginaw, Michigan facility in the fourth quarter of 2013; and

▪	higher costs associated with inflation in employee and energy costs exceeded productivity gains and decreased segment Adjusted EBITDA by $1 million.
Recycling and Specification Alloys Europe (“RSEU”)
RSEU’s segment income and segment Adjusted EBITDA increased to $6 million in the second quarter of 2014 from $3 million in the second quarter of 2013. Performance drivers included:

▪	continued improvement in metal spreads increased segment Adjusted EBITDA by $1 million;

▪	a 5 percent increase in volume increased segment Adjusted EBITDA by $1 million; and

▪	productivity-related savings more than offset inflation and increased segment Adjusted EBITDA by $1 million.
Year-to-Date Results
Key financial highlights for the six months ended June 30, 2014 include:

▪
Revenues of approximately $2.3 billion compared to approximately $2.2 billion for the prior year period. The increase of 2 percent was attributable to the Nichols acquisition, a weaker U.S. dollar and RPAP segment revenues. These increases were partly offset by lower aluminum prices and rolling margins as well as reduced demand for certain rolled products.

▪
Adjusted EBITDA decreased to $124 million from $142 million during the prior year period as a result of a weaker mix of products sold and lower rolling margins, as well as operational issues and harsh winter weather which limited our ability to offset inflation with productivity gains. Partially offsetting these items were improved metal spreads.

▪
Net loss attributable to Aleris Corporation was approximately $35 million compared to a net loss of approximately $1 million for the prior year period. The decrease was driven by the factors that drove the decrease in Adjusted EBITDA as well as increased depreciation, interest, provisions for income taxes and unrealized losses on derivative financial instruments. These increases were partly offset by decreased start-up expenses and restructuring charges as well as a favorable variation in metal lag.

▪	Cash used by operating activities totaled $7 million compared to $51 million during the prior year period.

▪	Capital expenditures decreased to $78 million from $142 million during the prior year period as many of our recent major capital investments were completed in 2013.

Outlook
We estimate third quarter 2014 segment income and Adjusted EBITDA will be sequentially higher than the second quarter of 2014 and higher than the third quarter of 2013. Factors influencing anticipated third quarter 2014 performance include:

▪	improved building and construction and distribution volumes;

▪	demand for auto body sheet is expected to continue to increase;

▪	lower aerospace volumes and price pressures;

▪	improved metal spreads in specification alloys;

▪	improved mill grade scrap flow and spreads;

▪	competitive imports negatively impacting margins; and

▪	actively addressing rolled products’ production issues.
Capital expenditures during the third quarter of 2014 are expected to be lower than the third quarter of 2013 and consistent with the first and second quarters of 2014 as our capital spending has returned to more normalized levels. We continue to estimate capital spending of $165 million in 2014.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on August 5, 2014 at 9:00 a.m. Eastern Time. Steven J. Demetriou, chairman and chief executive officer, and Eric M. Rychel, senior vice president and chief financial officer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and ask for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,”  “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volume, industry trends, demand for our products and services, anticipated cost savings, anticipated benefits from new products or facilities, and projected results of operations.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-use segments, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (3) our ability to fulfill our substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to retain the services of certain members of our management; (6) our ability to enter into effective metal, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (7) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (8) increases in the cost of raw materials and energy; (9) the loss of order volume from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (17) our ability to access the credit and capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business as a result of covenant restrictions under our indebtedness and our ability to pay amounts due under the Senior Notes; and (20) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing Aleris International’s senior notes. Adjusted EBITDA, including the impacts of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin, including segment commercial margin, as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding metal price lag, reorganization items, net, unrealized gains and losses on derivative financial instruments, restructuring items, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up expenses, and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing Aleris International’s senior notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges incurred after June 1, 2010 and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag. Segment commercial margin represents commercial margin on a per segment basis.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate EBITDA, Adjusted EBITDA and segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. EBITDA, Adjusted EBITDA, segment Adjusted EBITDA, commercial margin and segment commercial margin have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Cleveland, Ohio, Aleris operates more than 40 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues	$1,226.2	$1,127.6	$2,280.4	$2,237.7
Cost of sales	1,134.2	1,053.4	2,113.3	2,074.5
Gross profit	92.0	74.2	167.1	163.2
Selling, general and administrative expenses	68.9	58.5	130.9	120.0
Restructuring charges	2.2	9.5	2.7	10.3
Losses (gains) on derivative financial instruments	1.8	(9.9)	1.3	(19.1)
Other operating expense (income), net	2.6	0.4	2.8	(0.4)
Operating income	16.5	15.7	29.4	52.4
Interest expense, net	27.0	24.6	53.3	45.6
Other (income) expense, net	(0.4)	1.3	(0.8)	(0.6)
(Loss) income before income taxes	(10.1)	(10.2)	(23.1)	7.4
Provision for income taxes	7.0	1.2	11.3	7.6
Net loss	(17.1)	(11.4)	(34.4)	(0.2)
Net income attributable to noncontrolling interest	0.4	0.3	0.7	0.6
Net loss attributable to Aleris Corporation	$(17.5)	$(11.7)	$(35.1)	$(0.8)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Segment income (loss):
RPNA	$22.4	$32.7	$49.3	$56.2
RPEU	34.4	39.4	72.5	77.9
RPAP	—	—	—	(0.3)
Extrusions	3.9	4.5	6.9	7.5
RSAA	17.3	13.0	26.3	23.4
RSEU	5.6	3.1	9.9	6.4
Total segment income	83.6	92.7	164.9	171.1

Depreciation and amortization	(37.5)	(34.7)	(70.7)	(61.9)
Corporate general and administrative expenses, excluding depreciation, amortization, start-up expenses and other expenses	(18.6)	(10.0)	(33.6)	(21.3)
Restructuring charges	(2.2)	(9.5)	(2.7)	(10.3)
Interest expense, net	(27.0)	(24.6)	(53.3)	(45.6)
Unallocated gains (losses) on derivative financial instruments	0.8	(10.0)	(8.5)	0.2
Unallocated currency exchange gains (losses)	0.7	—	(0.8)	—
Start-up expenses	(7.0)	(12.0)	(15.4)	(23.3)
Other expense, net	(2.9)	(2.1)	(3.0)	(1.5)
(Loss) income before income taxes	$(10.1)	$(10.2)	$(23.1)	$7.4

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Invoiced metric tons:
RPNA	133.1	100.7	219.4	195.6
RPEU	86.2	90.0	172.8	179.9
RPAP	2.8	1.1	5.1	1.3
Extrusions	19.0	18.4	38.0	35.8
RSAA	202.1	214.7	408.4	431.9
RSEU	98.5	93.9	194.1	188.7
Intersegment shipments	(17.4)	(17.5)	(33.8)	(37.0)
Total invoiced metric tons	524.3	501.3	1,004.0	996.2

Revenues:
RPNA	$419.1	$323.2	$680.4	$637.4
RPEU	352.2	378.6	707.0	747.8
RPAP	11.3	5.0	21.2	5.7
Extrusions	92.6	94.0	186.0	183.0
RSAA	246.7	234.6	482.0	473.0
RSEU	147.8	139.6	291.1	295.3
Intersegment revenues	(43.5)	(47.4)	(87.3)	(104.5)
Total revenues	$1,226.2	$1,127.6	$2,280.4	$2,237.7

Segment commercial margin:
RPNA	$149.0	$123.5	$255.0	$240.0
RPEU	150.7	161.0	301.7	310.1
RPAP	—	—	—	(0.3)
Extrusions	41.9	43.4	84.0	81.9
RSAA	77.1	71.8	148.2	141.6
RSEU	51.6	44.7	101.9	91.6
Total segment commercial margin	$470.3	$444.4	$890.8	$864.9

Segment commercial margin per metric ton:
RPNA	$1,119.2	$1,226.1	$1,162.2	$1,227.4
RPEU	1,747.9	1,787.8	1,746.2	1,722.9
RPAP	*	*	*	*
Extrusions	2,206.8	2,356.6	2,208.9	2,286.3
RSAA	381.8	334.3	362.8	327.9
RSEU	524.1	476.0	525.0	485.5

Segment Adjusted EBITDA:
RPNA	$22.6	$30.7	$45.9	$54.0
RPEU	25.8	34.5	56.0	68.2
RPAP	—	—	—	(0.3)
Extrusions	2.4	3.9	5.0	6.3
RSAA	17.3	13.0	26.3	23.4
RSEU	5.6	3.1	9.9	6.4
Corporate	(8.9)	(7.2)	(19.1)	(15.5)
Total Adjusted EBITDA	$64.8	$78.0	$124.0	$142.5

Segment Adjusted EBITDA per metric ton:
RPNA	$170.1	$304.6	$209.1	$276.3
RPEU	299.2	383.6	324.3	378.9
RPAP	*	*	*	*
Extrusions	127.9	210.5	130.9	174.9
RSAA	85.6	60.5	64.3	54.2
RSEU	56.5	33.3	51.0	33.8
Aleris Corporation	123.6	155.5	123.5	143.0

* Result is not meaningful.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	June 30, 2014	December 31, 2013
Current Assets
Cash and cash equivalents	$51.9	$60.1
Accounts receivable (net of allowances of $8.9 and $7.7 at June 30, 2014 and December 31, 2013, respectively)	517.6	376.9
Inventories	784.6	683.4
Deferred income taxes	7.1	7.1
Prepaid expenses and other current assets	33.2	31.5
Total Current Assets	1,394.4	1,159.0
Property, plant and equipment, net	1,202.2	1,157.7
Intangible assets, net	45.2	43.5
Deferred income taxes	45.2	45.2
Other long-term assets	75.5	67.5
Total Assets	$2,762.5	$2,472.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$422.9	$303.2
Accrued liabilities	214.6	200.9
Deferred income taxes	3.9	3.9
Current portion of long-term debt	11.5	8.3
Total Current Liabilities	652.9	516.3
Long-term debt	1,411.3	1,229.1
Deferred income taxes	6.7	4.4
Accrued pension benefits	224.0	228.5
Accrued postretirement benefits	40.5	40.9
Other long-term liabilities	85.6	79.3
Total Long-Term Liabilities	1,768.1	1,582.2
Redeemable noncontrolling interest	5.7	5.7
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,256,999 and 31,229,064 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	409.4	401.9
Retained deficit	(82.8)	(47.6)
Accumulated other comprehensive income	8.2	13.8
Total Aleris Corporation Equity	335.1	368.4
Noncontrolling interest	0.7	0.3
Total Equity	335.8	368.7
Total Liabilities and Equity	$2,762.5	$2,472.9

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Operating activities
Net loss	$(17.1)	$(11.4)	$(34.4)	$(0.2)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	37.5	34.7	70.7	61.9
Provision for deferred income taxes	1.8	0.8	2.3	1.8
Stock-based compensation expense	4.0	2.7	8.2	5.4
Unrealized (gains) losses on derivative financial instruments	(0.9)	10.0	8.5	(0.3)
Currency exchange losses on debt	(0.4)	(0.8)	(0.1)	(0.4)
Amortization of debt issuance costs	1.9	1.9	3.9	3.9
Other	2.4	1.5	3.5	(0.7)
Changes in operating assets and liabilities:
Change in accounts receivable	(21.2)	(6.6)	(104.6)	(112.1)
Change in inventories	(45.6)	(10.1)	(56.7)	(24.3)
Change in other assets	(1.9)	(3.1)	0.5	(15.1)
Change in accounts payable	(1.2)	0.8	89.1	53.0
Change in accrued liabilities	5.5	(15.6)	1.8	(23.7)
Net cash (used) provided by operating activities	(35.2)	4.8	(7.3)	(50.8)
Investing activities
Payments for property, plant and equipment	(30.8)	(45.3)	(78.4)	(142.2)
Purchase of a business	(110.0)	—	(110.0)	—
Other	5.3	—	5.9	1.6
Net cash used by investing activities	(135.5)	(45.3)	(182.5)	(140.6)
Financing activities
Proceeds from the ABL facility	200.0	—	240.0	—
Payments on the ABL facility	(39.0)	—	(69.0)	—
Proceeds from the Zhenjiang term loans	—	—	—	0.2
Proceeds from the Zhenjiang revolver	11.5	4.1	11.5	4.1
Net proceeds from other long-term debt	—	(2.5)	0.6	(1.8)
Redemption of noncontrolling interest	—	(8.9)	—	(8.9)
Dividends paid	—	(313.0)	—	(313.0)
Other	(0.7)	(0.7)	(1.0)	(3.1)
Net cash provided (used) by financing activities	171.8	(321.0)	182.1	(322.5)
Effect of exchange rate differences on cash and cash equivalents	(0.5)	0.7	(0.5)	(0.5)
Net increase (decrease) in cash and cash equivalents	0.6	(360.8)	(8.2)	(514.4)
Cash and cash equivalents at beginning of period	51.3	439.3	60.1	592.9
Cash and cash equivalents at end of period	$51.9	$78.5	$51.9	$78.5

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Loss Attributable to Aleris Corporation and
Cash Flows (Used) Provided by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Adjusted EBITDA	$64.8	$78.0	$124.0	$142.5
Unrealized gains (losses) on derivative financial instruments	0.9	(10.0)	(8.5)	0.3
Impact of recording inventory at fair value through purchase accounting	(3.0)	—	(3.0)	0.1
Restructuring charges	(2.2)	(9.5)	(2.7)	(10.3)
Unallocated currency exchange gains (losses) on debt	0.3	0.3	0.3	(0.2)
Stock-based compensation expense	(4.0)	(2.7)	(8.2)	(5.4)
Start-up expenses	(7.0)	(12.0)	(15.4)	(23.3)
Favorable metal price lag	12.9	7.4	24.9	12.9
Other	(8.7)	(2.7)	(11.2)	(2.3)
EBITDA	54.0	48.8	100.2	114.3
Interest expense, net	(27.0)	(24.6)	(53.3)	(45.6)
Provision for income taxes	(7.0)	(1.2)	(11.3)	(7.6)
Depreciation and amortization	(37.5)	(34.7)	(70.7)	(61.9)
Net loss attributable to Aleris Corporation	(17.5)	(11.7)	(35.1)	(0.8)
Net income attributable to noncontrolling interest	0.4	0.3	0.7	0.6
Net loss	(17.1)	(11.4)	(34.4)	(0.2)
Depreciation and amortization	37.5	34.7	70.7	61.9
Provision for deferred income taxes	1.8	0.8	2.3	1.8
Stock-based compensation expense	4.0	2.7	8.2	5.4
Unrealized (gains) losses on derivative financial instruments	(0.9)	10.0	8.5	(0.3)
Currency exchange gains on debt	(0.4)	(0.8)	(0.1)	(0.4)
Amortization of debt issuance costs	1.9	1.9	3.9	3.9
Other	2.4	1.5	3.5	(0.7)
Change in operating assets and liabilities:
Change in accounts receivable	(21.2)	(6.6)	(104.6)	(112.1)
Change in inventories	(45.6)	(10.1)	(56.7)	(24.3)
Change in other assets	(1.9)	(3.1)	0.5	(15.1)
Change in accounts payable	(1.2)	0.8	89.1	53.0
Change in accrued liabilities	5.5	(15.6)	1.8	(23.7)
Net cash (used) provided by operating activities	$(35.2)	$4.8	$(7.3)	$(50.8)

Aleris Corporation

Reconciliation of Segment Income (Loss) to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
RPNA
Segment income	$22.4	$32.7	$49.3	$56.2
Impact of recording inventory at fair value through purchase accounting	3.0	—	3.0	—
Favorable metal price lag	(2.8)	(2.0)	(6.5)	(2.1)
Segment Adjusted EBITDA (1)	$22.6	$30.7	$45.9	$54.0

RPEU
Segment income	$34.4	$39.4	$72.5	$77.9
Impact of recording inventory at fair value through purchase accounting	—	—	—	(0.1)
Favorable metal price lag	(8.6)	(4.8)	(16.4)	(9.6)
Segment Adjusted EBITDA (1)	$25.8	$34.5	$56.0	$68.2

RPAP
Segment loss	$—	$—	$—	$(0.3)
Segment Adjusted EBITDA (2)	—	—	—	(0.3)

Extrusions
Segment income	$3.9	$4.5	$6.9	$7.5
Favorable metal price lag	(1.5)	(0.7)	(1.9)	(1.3)
Segment Adjusted EBITDA (1)	$2.4	$3.9	$5.0	$6.3

RSAA
Segment income	$17.3	$13.0	$26.3	$23.4
Segment Adjusted EBITDA (2)	17.3	13.0	26.3	23.4

RSEU
Segment income	$5.6	$3.1	$9.9	$6.4
Segment Adjusted EBITDA (2)	5.6	3.1	9.9	6.4

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(2) There was no difference between segment income and segment Adjusted EBITDA for this segment.

Aleris Corporation

Reconciliation of Segment Revenues to
Segment Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
RPNA
Segment revenues	$419.1	$323.2	$680.4	$637.4
Hedged cost of metal	(267.3)	(197.7)	(418.9)	(395.3)
Favorable metal price lag	(2.8)	(2.0)	(6.5)	(2.1)
Segment commercial margin	$149.0	$123.5	$255.0	$240.0

RPEU
Segment revenues	$352.2	$378.6	$707.0	$747.8
Hedged cost of metal	(192.9)	(212.8)	(388.9)	(428.1)
Favorable metal price lag	(8.6)	(4.8)	(16.4)	(9.6)
Segment commercial margin	$150.7	$161.0	$301.7	$310.1

RPAP
Segment revenues	$11.3	$5.0	$21.2	$5.7
Hedged cost of metal	(11.3)	(5.0)	(21.2)	(6.0)
Segment commercial margin	$—	$—	$—	$(0.3)

Extrusions
Segment revenues	$92.6	$94.0	$186.0	$183.0
Hedged cost of metal	(49.2)	(49.9)	(100.1)	(99.8)
Favorable metal price lag	(1.5)	(0.7)	(1.9)	(1.3)
Segment commercial margin	$41.9	$43.4	$84.0	$81.9

RSAA
Segment revenues	$246.7	$234.6	$482.0	$473.0
Hedged cost of metal	(169.6)	(162.8)	(333.8)	(331.4)
Segment commercial margin	$77.1	$71.8	$148.2	$141.6

RSEU
Segment revenues	$147.8	$139.6	$291.1	$295.3
Hedged cost of metal	(96.2)	(94.9)	(189.2)	(203.7)
Segment commercial margin	$51.6	$44.7	$101.9	$91.6